Exhibit 99.1

FOR RELEASE: Monday, July 31, 2023 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended June 30, 2023 was $570,000, or $0.25 per basic and diluted share, compared to $1.8 million, or $0.87 per basic and $0.82 per diluted share for the same period in 2022. Net income for the six months ended June 30, 2023 was $1.1 million, or $0.51 per basic and diluted share, compared to $4.0 million, or $1.99 per basic and $1.88 per diluted share for the same period in 2022.

Robert T. Strong, President and Chief Executive Officer stated, “The Federal Reserve Bank’s relentless pursuit of controlling inflation through an unprecedented number of rate increases has created extreme margin compression within the Bank.  We believe the short period of time given to effect these rate increases has not provided sufficient time for loan rate adjustments to offset the compression.  Over time, we expect loan portfolio rate adjustments will moderate the compression, currently felt.”

Mr. Strong added, “The Federal Reserve Bank rate increases have had an enormous impact on our real estate market area and related businesses of mortgage lending and title insurance.  This has had a negative impact on our subsidiary businesses, accordingly.  We have observed a scarceness of liquidity from the Federal Reserve Bank contracting its balance sheet.  Our volume of loan sales in recent periods has been affected by this reduction of liquidity in the marketplace as well.”

Mr. Strong continued, “In an effort to offset these impacts, we have lowered our origination targets for new loan originations.  We have instead focused on a reduction of loan assets through sales and the related reduction of high-cost leverage funding.  Additionally, we have continued our focus on increased lower cost funding that has resulted in the runoff of higher cost deposits.”

Mr. Strong commented, “The goal of these actions is intended to reduce the Bank’s balance sheet with improved margins.  Our loan portfolio performance continues to be positive.  Both non-performing loans as a percent of total loans receivable, net along with non-performing assets as a percent of total assets were at 0.01% as of June 30, 2023.  Our Texas Ratio was 0.13% as of the same date.”

Mr. Strong concluded, “As previously announced, the Board of Directors on July 12, 2023, declared a quarterly cash dividend of $0.13 per share on the common stock of the Company payable on August 7, 2023, to the shareholders of record at the close of business on July 24, 2023.  As always, in conjunction with having maintained a strong repurchase plan, our current and continued business strategy includes long-term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

On January 4, 2021, Quaint Oak Bank, the wholly-owned subsidiary of Quaint Oak Bancorp, Inc., invested $2.3 million for a 51% majority ownership interest in Oakmont Capital Holdings, LLC (“Oakmont”), a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota. The financial results that follow include Quaint Oak Bank’s investment in Oakmont. Quaint Oak Bank reflects the 49% interest it does not hold in Oakmont in its consolidated financial statements as noncontrolling interest.

Comparison of Quarter-over-Quarter Operating Results

Net income amounted to $570,000 for the three months ended June 30, 2023, a decrease of $1.2 million, or 67.8%, compared to net income of $1.8 million for the three months ended June 30, 2022. The decrease in net income on a comparative quarterly basis was primarily the result of an increase in non-interest expense of $1.8 million, a decrease in non-interest income of $923,000, and a decrease in net interest income of $508,000, partially offset by a decrease in net income attributable to noncontrolling interest of $830,000, a decrease in the provision for credit losses of $788,000, and a decrease in the provision for income taxes of $385,000.

The $508,000, or 8.7%, decrease in net interest income for the three months ended June 30, 2023 over the comparable period in 2022 was driven by a $5.3 million, or 355.0%, increase in interest expense, partially offset by a $4.8 million, or 65.8%, increase in interest income.

The $5.3 million, or 355.0%, increase in interest expense for the three months ended June 30, 2023 over the comparable period in 2022 was primarily attributable to a 335 basis point increase in the rate on average money market accounts which increased from 0.75% for the three months ended June 30, 2022 to 4.10% for the three months ended June 30, 2023 and had the effect of increasing interest expense by $2.0 million. Also contributing to the increase in interest expense is a 439 basis point increase in the rate on average FHLB short-term borrowings which increased from 1.07% for the three months ended June 30, 2022 to 5.46% for the three months ended June 30, 2023 and had the effect of increasing interest expense by $1.2 million. Also contributing to the increase in interest expense was a 196 basis point increase in average rate of certificates of deposit, which increased from 0.93% for the three months ended June 30, 2022 to 2.89% for the three months ended June 30, 2023, and had the effect of increasing interest expense by $1.1 million. The average interest rate spread decreased from 3.37% for the three months ended June 30, 2022 to 1.83% for the three months ended June 30, 2023 while the net interest margin decreased from 3.54% for the three months ended June 30, 2022 to 2.66% for the three months ended June 30, 2023.

The $4.8 million, or 65.8%, increase in interest income was primarily due to a $190.3 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $590.4 million for the three months ended June 30, 2022 to an average balance of $780.7 million for the three months ended June 30, 2023, and had the effect of increasing interest income $2.3 million. Also contributing to the increase in interest income was a 119 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 4.88% for the three months ended June 30, 2022 to 6.07% for the three months ended June 30, 2023, and had the effect of increasing interest income $2.3 million.

The $788,000, or 131.6%, decrease in the provision for credit losses for the three months ended June 30, 2023 over the three months ended June 30, 2022 was primarily due to the implementation of ASU 2016-13, Financial Instruments – Credit Losses, which became effective for the Company as of January 1, 2023. More specifically, under the Company’s current Allowance for Credit Losses accounting model, certain qualitative factors used prior to the adoption of ASU 2016-13 were evaluated and adjusted in accordance with the model criteria and the general reserve which was used in the past to cover uncertainties that could affect management’s estimate of probable losses primarily associated with the COVID-19 pandemic was eliminated.

The $923,000, or 21.3%, decrease in non-interest income for the three months ended June 30, 2023 over the comparable period in 2022 was primarily attributable to a $1.8 million, or 62.5%, decrease in net gain on loans held for sale, as the general lack of liquidity in the marketplace affected our ability to sell equipment loans during the quarter ended June 30, 2023. Also contributing to the decrease in non-interest income was a $258,000, or 31.3%, decrease in mortgage banking, equipment lending, and title abstract fees, and a $16,000, or 25.0%, decrease in real estate sales commissions, net. These decreases were partially offset by an $815,000, or 264.6%, increase in loan servicing income, a $167,000, or 491.2%, increase in gain on sale of SBA loans, a $130,000, or 158.5%, increase in other fees and service charges, and a $21,000, or 15.1%, increase in insurance commissions. The increase in loan servicing fee income was primarily due to the increase in the balance of loans serviced by Oakmont.

The $1.8 million, or 26.9%, increase in non-interest expense for the three months ended June 30, 2023 over the comparable period in 2022 was primarily due to an $858,000, or 175.1%, increase in other expense, a $637,000, or 13.0%, increase in salaries and employee benefits expense, a $127,000, or 112.4%, increase in FDIC deposit insurance assessment, a $95,000, or 20.4%, increase in occupancy and equipment expense, a $45,000, or 27.6%, increase in data processing expense, and a $30,000, or 41.7% increase in director’s fees and expenses. The increase in other expense is primarily due to ongoing costs incurred as a result of the Bank’s correspondent banking initiatives. The increase in salaries and employee benefits expense is primarily due to expanding and improving the level of staff at the Bank and Oakmont. Oakmont also contributed to the increases in occupancy and equipment expense, and other expense for the three months ended June 30, 2023. The increase in non-interest expense was partially offset by a $17,000, or 11.0%, decrease in advertising expense, and a $3,000, or 1.3% decrease in professional fees.

The provision for income tax decreased $385,000, or 58.5%, from $658,000 for the three months ended June 30, 2022 to $273,000 for the three months ended June 30, 2023 due primarily to the decrease in pre-tax income.

Comparison of Six-Month Operating Results

Net income amounted to $1.1 million for the six months ended June 30, 2023, a decrease of $2.9 million, or 71.8%, compared to net income of $4.0 million for the six months ended June 30, 2022. The decrease in net income on a comparative six-month basis was primarily the result of an increase in non-interest expense of $3.2 million, a decrease in non-interest income of $3.1 million, and a decrease in net interest income of $676,000, partially offset by a decrease in net income attributable to noncontrolling interest of $2.0 million, a decrease in the provision for credit losses of $1.1 million, and a decrease in the provision for income taxes of $1.0 million.

The $676,000, or 6.0%, decrease in net interest income for the six months ended June 30, 2023 over the comparable period in 2022 was driven by a $9.9 million, or 414.8%, increase in interest expense, partially offset by a $9.3 million, or 67.6%, increase in interest income.

The $9.9 million, or 414.8%, increase in interest expense for the six months ended June 30, 2023 over the comparable period in 2022 was primarily attributable to a 325 basis point increase in the rate on average money market accounts which increased from 0.60% for the six months ended June 30, 2022 to 3.85% for the six months ended June 30, 2023 and had the effect of increasing interest expense by $3.9 million. Also contributing to the increase in interest expense is a 462 basis point increase in the rate on average FHLB short-term borrowings which increased from 0.54% for the six months ended June 30, 2022 to 5.16% for the six months ended June 30, 2023 and had the effect of increasing interest expense by $2.5 million. Also contributing to the increase in interest expense was a 172 basis point increase in average rate of certificates of deposit, which increased from 0.92% for the six months ended June 30, 2022 to 2.64% for the six months ended June 30, 2023, and had the effect of increasing interest expense by $1.8 million. The average interest rate spread decreased from 3.57% for the six months ended June 30, 2022 to 1.98% for the six months ended June 30, 2023 while the net interest margin decreased from 3.73% for the six months ended June 30, 2022 to 2.72% for the six months ended June 30, 2023.

The $9.3 million, or 67.6%, increase in interest income was primarily due to a $204.2 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $559.3 million for the six months ended June 30, 2022 to an average balance of $763.5 million for the six months ended June 30, 2023, and had the effect of increasing interest income $4.9 million. Also contributing to the increase in interest income was a 105 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 4.83% for the six months ended June 30, 2022 to 5.88% for the six months ended June 30, 2023, and had the effect of increasing interest income $4.0 million.

As was the case for the quarter, the $1.1 million, or 84.1%, decrease in the provision for credit losses for the six months ended June 30, 2023 over the six months ended June 30, 2022 was primarily due to the implementation of ASU 2016-13, Financial Instruments – Credit Losses, which became effective for the Company as of January 1, 2023. More specifically, under the Company’s current Allowance for Credit Losses accounting model, certain qualitative factors used prior to the adoption of ASU 2016-13 were evaluated and adjusted in accordance with the model criteria and the general reserve which was used in the past to cover uncertainties that could affect management’s estimate of probable losses primarily associated with the COVID-19 pandemic was eliminated.

The $3.1 million, or 31.0%, decrease in non-interest income for the six months ended June 30, 2023 over the comparable period in 2022 was primarily attributable to a $5.1 million, or 72.4%, decrease in net gain on loans held for sale, as the general lack of liquidity in the marketplace affected our ability to sell equipment loans during the six months ended June 30, 2023. Also contributing to the decrease in non-interest income was an $89,000, or 6.1%, decrease in mortgage banking, equipment lending, and title abstract fees, and a $53,000, or 42.4%, decrease in real estate sales commissions, net. The increase in loan servicing fee income was primarily due to the increase in the balance of loans serviced by Oakmont. These decreases were partially offset by a $1.9 million, or 396.2%, increase in loan servicing income, a $195,000, or 78.6%, increase in other fees and service charges, an $84,000, or 50.3%, increase in gain on sale of SBA loans, and a $41,000, or 16.1%, increase in insurance commissions.

The $3.2 million, or 25.2%, increase in non-interest expense for the six months ended June 30, 2023 over the comparable period in 2022 was primarily due to a $1.4 million, or 14.6%, increase in salaries and employee benefits expense, a $1.2 million, or 137.0%, increase in other expense, a $243,000, or 106.1%, increase in FDIC deposit insurance assessment, a $202,000, or 22.8%, increase in occupancy and equipment expense, a $74,000, or 20.4%, increase in advertising expense, a $65,000, or 18.1%, increase in data processing expense, and a $64,000, or 44.8%, increase in director’s fees and expenses. As was the case for the quarter, the increase in other expense is primarily due to ongoing costs incurred as a result of the Bank’s correspondent banking initiatives. The increase in salaries and employee benefits expense is primarily due to expanding and improving the level of staff at the Bank and Oakmont. Oakmont also contributed to the increases in occupancy and equipment expense, advertising expense, and other expense for the six months ended June 30, 2023. The increase in non-interest expense was partially offset by a $12,000, or 2.9% decrease in professional fees.

The provision for income tax decreased $1.0 million, or 67.7%, from $1.5 million for the six months ended June 30, 2022 to $491,000 for the six months ended June 30, 2023 due primarily to the decrease in pre-tax income.

Comparison of Financial Condition

The Company’s total assets at June 30, 2023 were $783.8 million, a decrease of $8.6 million, or 1.1%, from $792.4 million at December 31, 2022. This decrease in total assets was primarily due to a $17.5 million, or 13.2%, decrease in loans held for sale, and a $5.7 million, or 146.3%, increase in cash and cash equivalents. Partially offsetting this decrease was an $4.9 million, or 0.8%, increase in loans receivable, net. The largest increases within the loan portfolio occurred in commercial real estate loans which increased $9.1 million, or 2.7%, construction loans which increased $6.7 million, or 23.1%, multi-family residential loans which increased $1.7 million, or 3.7%, home equity loans which increased $323,000, or 6.6%, and other consumer loans which increased $11,000, or 550.0%. Partially offsetting these increases was a $10.5 million, or 6.6% decrease in commercial business loans, and a $3.0 million, or 5.2%, decrease in one-to-four family non-owner occupied loans.

Loans held for sale decreased $17.5 million, or 13.2%, from $133.2 million at December 31, 2022 to $115.7 million at June 30, 2023 as the Bank originated $168.9 million in equipment loans held for sale and sold $168.5 million of equipment loans during the six months ended June 30, 2023. Contributing to the decrease in loans held for sale is $18.5 million of loan amortization and prepayments. Additionally, the Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $37.1 million of one-to-four family residential loans during the six months ended June 30, 2023 and sold $36.5 million of loans in the secondary market during this same period.

Total deposits increased $24.2 million, or 4.4%, to $573.4 million at June 30, 2023 from $549.2 million at December 31, 2022. This increase in deposits was primarily attributable to an increase of $34.7 million, or 39.1%, in non-interest bearing checking accounts, and an increase of $21.2 million, or 10.7%, in certificates of deposit. The increase in total deposits was partially offset by a $31.5 million, or 12.1%, decrease in money market accounts, and a $220,000, or 13.8%, decrease in savings accounts.

Federal Home Loan Bank (FHLB) borrowings decreased $45.2 million, or 28.4%, to $114.0 million at June 30, 2023 from $159.2 million at December 31, 2022. During the six months ended June 30, 2023, the Company borrowed $45.5 million of FHLB short-term borrowings and $20.0 million of FHLB long-term borrowings. During the six months ended June 30, 2023, the Company paid down $66.7 million of FHLB short-term borrowings and $44.0 million of FHLB long-term borrowings. Federal Reserve Bank (FRB) borrowings decreased $7.0 million, or 100.0%, to none at June 30, 2023 as the Company paid off the $7.0 million of FRB borrowings at December 31, 2022. Other borrowings increased $4.2 million, or 76.0%, to $9.7 million at June 30, 2023 from $5.5 million at December 31, 2022.

Subordinated debt, net of unamortized debt issuance costs, increased $13.8 million, or 173.8%, to $21.8 million at June 30, 2023 from $8.0 million at December 31, 2022 as the Company completed a private offering of $12.0 million in aggregate principal amount of fixed rate subordinated notes to certain qualified institutional buyers on March 2, 2023. On March 16, 2023, the Company completed an additional private offering of $2.0 million in aggregate principal amount of fixed rate subordinated notes to certain accredited investors. The subordinated notes from both offerings are due March 15, 2025. The Company intends to use the net proceeds of the offerings for general corporate purposes.

Total stockholders’ equity decreased $319,000, or 0.6%, to $48.8 million at June 30, 2023 from $49.1 million at December 31, 2022. Contributing to the decrease was the noncontrolling interest distribution of $866,000, dividends paid of $568,000, net loss attributable to noncontrolling interest of $419,000, and purchase of treasury stock of $306,000, partially offset by net income for the six months ended June 30, 2023 of $1.1 million, the reissuance of treasury stock for exercised stock options of $529,000, amortization of stock awards and options under our stock compensation plans of $104,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $66,000, and other comprehensive income, net of $8,000.

Non-performing loans at June 30, 2023 consisted of one SBA loan on non-accrual status in the amount of $73,000. The non-performing loan at June 30, 2023 is generally well-collateralized or adequately reserved for. During the six months ended June 30, 2023, one commercial business loan and one commercial real estate loan totaling $231,000 that were previously on non-accrual were charged-off through the allowance for credit losses. The allowance for credit losses as a percent of total loans receivable, net was 1.18% at June 30, 2023 and 1.22% at December 31, 2022. Non-performing assets amounted to $73,000, or 0.01% of total assets at June 30, 2023 compared to $2.0 million, or 0.25%, of total net assets at December 31, 2022.

Quaint Oak Bancorp, Inc., a Financial Services Company, is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include, Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, Quaint Oak Real Estate, LLC, and Oakmont Commercial, LLC, a specialty commercial real estate financing company. All companies are multi-state operations with the exception of Quaint Oak Real Estate, LLC, which operates solely in Pennsylvania. Quaint Oak Bank also has a majority equity position in Oakmont Capital Holdings, LLC, a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)
	At June 30,	At December 31,
	2023	2022
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$9,587	$3,893
Investment in interest-earning time deposits	2,162	3,833
Investment securities available for sale at fair value	2,656	2,970
Loans held for sale	115,697	133,222
Loans receivable, net of allowance for credit losses (2023: $7,456; 2022: $7,678)	626,767	621,864
Accrued interest receivable	3,132	3,462
Investment in Federal Home Loan Bank stock, at cost	5,722	6,601
Bank-owned life insurance	4,275	4,226
Premises and equipment, net	2,945	2,775
Goodwill	2,573	2,573
Other intangible, net of accumulated amortization	150	174
Prepaid expenses and other assets	8,129	6,757
Total Assets	$783,795	$792,350

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$123,400	$88,728
Interest-bearing	449,998	460,520
Total deposits	573,398	549,248
Federal Home Loan Bank short-term borrowings	72,000	93,200
Federal Home Loan Bank long-term borrowings	42,022	66,022
Federal Reserve Bank borrowings	-	7,000
Other short-term borrowings	9,659	5,489
Subordinated debt	21,811	7,966
Accrued interest payable	736	584
Advances from borrowers for taxes and insurance	4,546	4,186
Accrued expenses and other liabilities	10,860	9,573
Total Liabilities	735,032	743,268
Total Quaint Oak Bancorp, Inc. Stockholders’ Equity	45,759	44,793
Noncontrolling Interest	3,004	4,289
Total Stockholders’ Equity	48,763	49,082
Total Liabilities and Stockholders’ Equity	$783,795	$792,350

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Interest Income
Interest on loans, including fees	$11,852	$7,200	$22,446	$13,500
Interest and dividends on time deposits, investment securities, interest-bearing deposits with others, and Federal Home Loan Bank stock	266	108	490	181
Total Interest Income	12,118	7,308	22,936	13,681

Interest Expense
Interest on deposits	3,983	907	7,493	1,527
Interest on Federal Home Loan Bank short-term borrowings	1,500	53	2,800	75
Interest on Federal Home Loan Bank long-term borrowings	354	389	631	501
Interest on Federal Reserve Bank long-term borrowings	9	1	19	4
Interest on subordinated debt	388	130	604	260
Interest on other short-term borrowings	582	18	778	27
Total Interest Expense	6,816	1,498	12,325	2,394

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Net Interest Income	$5,302	$5,810	$10,611	$11,287
(Recovery of) Provision for Credit Losses	(189)	599	203	1,278
Net Interest Income after Provision for Credit Losses	5,491	5,211	10,408	10,009

Non-Interest Income
Mortgage banking, equipment lending and title abstract fees	566	824	1,372	1,461
Real estate sales commissions, net	48	64	72	125
Insurance commissions	160	139	296	255
Other fees and services charges	212	82	443	248
Net loan servicing income	1,123	308	2,352	474
Income from bank-owned life insurance	25	22	49	43
Net gain on loans held for sale	1,073	2,858	1,953	7,068
Gain on the sale of SBA loans	201	34	251	167
Total Non-Interest Income	3,408	4,331	6,788	9,841

Non-Interest Expense
Salaries and employee benefits	5,528	4,891	10,870	9,482
Directors' fees and expenses	102	72	207	143
Occupancy and equipment	561	466	1,088	886
Data processing	208	163	425	360
Professional fees	225	228	400	412
FDIC deposit insurance assessment	240	113	472	229
Advertising	137	154	436	362
Amortization of other intangible	12	12	24	24
Other	1,348	490	2,069	873
Total Non-Interest Expense	8,361	6,589	15,991	12,771
Income before Income Taxes	$538	$2,953	$1,205	$7,079
Income Taxes	273	658	491	1,519
Net Income	$265	$2,295	$714	$5,560
Net (Loss) Income Attributable to Noncontrolling Interest	$(305)	$525	$(419)	$1,541
Net Income Attributable to Quaint Oak Bancorp, Inc.	$570	$1,770	$1,133	$4,019

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Per Common Share Data:
Earnings per share – basic	$0.25	$0.87	$0.51	$1.99
Average shares outstanding – basic	2,236,885	2,038,479	2,209,891	2,023,511
Earnings per share – diluted	$0.25	$0.82	$0.51	$1.88
Average shares outstanding - diluted	2,241,570	2,161,277	2,233,369	2,142,169
Book value per share, end of period	$20.46	$18.91	$20.46	$18.91
Shares outstanding, end of period	2,236,422	2,045,721	2,236,422	2,045,721

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	6.07%	4.46%	5.87%	4.52%
Average rate on interest-bearing liabilities	4.24%	1.09%	3.89%	0.95%
Average interest rate spread	1.83%	3.37%	1.98%	3.57%
Net interest margin	2.66%	3.54%	2.72%	3.73%
Average interest-earning assets to average interest-bearing liabilities	124.29%	119.09%	123.26%	120.49%
Efficiency ratio	96.00%	69.05%	91.91%	64.34%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.01%	0.32%	0.01%	0.32%
Non-performing assets as a percent of total assets	0.01%	0.23%	0.01%	0.23%
Allowance for credit losses as a percent of non-performing loans	n/m *	377.67%	n/m *	377.67%
Allowance for credit losses as a percent of total loans receivable, net	1.18%	1.18%	1.18%	1.18%
Texas Ratio (2)	0.13%	3.42%	0.13%	3.42%

(1)  Asset quality ratios are end of period ratios.

(2)  Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

*     n/m – not meaningful